Exhibit 5.1

Elong Power Holding Limited	Email dbulley@applebyglobal.com
4th Floor, Harbour Place 103 South Church Street, P.O. Box 10240 Grand Cayman KY1-1002,	Direct Dial +852 6201 3662 Tel +852 2905 5770
Cayman Islands

Attn: The Board of Directors	Appleby Ref 474177.0001

23 January 2026

Dear Sirs

Suites 3504B-06 35/F, Two Taikoo Place 979 King’s Road Quarry Bay Hong Kong Tel +852 2523 8123 applebyglobal.com

Elong Power Holding Limited (Company)

We act as counsel as to Cayman Islands law to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to:

Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby	(a)

the offering (the Offering) of certain units (the Units) at an assumed offering price of US$1.20 per Unit, each consisting of one class A ordinary share, par value of US$0.00016 per share (each a Class A Ordinary Share) together with one common warrant (each a Common Warrant), each to purchase up to one Class A Ordinary Share, and (y) certain pre-funded units (the Pre-Funded Units) at the price per Unit being sold in the offering minus $0.001, each consisting of (i) one pre-funded warrant (each a Pre-Funded Warrant, together with the Common Warrants, the Warrants) to purchase one Class A Ordinary Share and (ii) one Common Warrant, with an aggregate purchase price up to US$8,000,000;

Eason Huang Judy Lee Michael Makridakis John McCarroll SC Lorinda Peasland Eliot Simpson	(b)	an option for a period of 45 days granted to the underwriters of the Offering after the closing of the Offering to purchase up to 999,999 additional Class A Ordinary Shares or Pre-Funded Warrants and/or up to 999,999 additional Common Warrants to cover over-allotments, if any (the Over-allotment Option); and

(c)	issuance of the Class A Ordinary Shares pursuant to the Units including Units issuable upon exercise of the Over-allotment Options are referred to herein (the Closing Shares) and the Class A Ordinary Shares from time to time upon exercise of the Warrants including Warrants issuable upon exercise of the Over-allotment Options (the Warrant Shares, together with the Closing Shares, the Offer Shares).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Authorized Share Capital: Base solely on our review of the Constitutional Documents, the authorized share capital of the Company is US$25,000,000 divided into 156,250,000,000 ordinary shares of a par value of US$0.00016 each, comprising 125,000,000,000 class A ordinary shares of a par value of US$0.00016 each and 31,250,000,000 class B ordinary shares of a par value of US$0.00016 each.

2.	Authorization: The Company has taken all necessary corporate action to authorize the issuance of the Offer Shares under the Registration Statement and pursuant to the Underwriting Agreement and the Warrants.

3.	Issue of Shares: The Offer Shares to be allotted and issued by the Company have been duly authorized, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and the Underwriting Agreement and the Warrants and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such shares in connection with the issuance thereof.

4.	Disclosure in offering documents: The statements under the headings “Risk Factors”, “Enforceability of Civil Liabilities”, “Taxation” and “Description of Shares and Certain Cayman Islands Considerations” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Appleby
Appleby

Schedule 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 8 August 2023 (Certificate of Incorporation).

2.	Scanned copies of the third amended and restated memorandum of association and articles of association of the Company adopted by a special resolution passed on 24 November 2025 and effective on 2 December 2025 (the Constitutional Documents).

3.	A scanned copy of the written resolutions signed by all the directors of the Company dated 15 January 2025 (the Resolutions).

4.	A scanned copy of the register of directors and officers of the Company provided on 24 December 2025 (Register of Directors and Officers).

5.	A copy of the latest draft Registration Statement.

6.	A draft of the underwriting agreement provided on 15 January 2026 between the Company and the underwriters covering the offer and sale of the Units on a “firm commitment” basis in connection with the Offering including all exhibit and schedules thereto (the Underwriting Agreement).

Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation or the Register of Directors and Officers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Document does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

6.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

7.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

8.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

9.	that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion; and

10.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein.

Schedule 3

Reservations

Our opinion is subject to the following:

1.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (Companies Act), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

2.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced.

3.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

4.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

5.	Issue of Shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.